EXHIBIT 10.1
AGREEMENT FOR PURCHASE OF
REAL ESTATE AND RELATED PROPERTY
     THIS AGREEMENT FOR PURCHASE OF REAL ESTATE AND RELATED PROPERTY (this “Agreement” is made and entered into as of the 11th day of May, 2006, by and among JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (“Seller”), and ARTHUR/BUSSE LIMITED PARTNERSHIP, an Illinois limited partnership (“Arthur/Busse”), and 300 EAST TOUHY LIMITED PARTNERSHIP, an Illinois limited partnership (“Touhy”) (Arthur/Busse and Touhy are referred to herein together as “Purchaser”).
RECITALS:
     A. Seller is the owner of fee simple title to the Premises (as hereinafter defined), and Seller is also the owners of all the other Property (as hereinafter defined).
     B. Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, each upon and subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of and in reliance upon the above Recitals, which are incorporated herein, the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
     1. PURCHASE AND SALE OF PROPERTY. Subject to the terms and conditions of this Agreement, Seller shall sell, convey and assign to Purchaser and Purchaser shall purchase all right, title and interest of Seller in the following described property (all of which is hereinafter collectively referred to as the “Property”):
          (a) that certain tract of real estate containing approximately 49.801 acres located in the City of Selma, Guadalupe County, State of Texas, which real estate is legally described in the attached Exhibit A-1, together with all and singular the easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto (collectively, the “Land”); and
          (b) all right, title and interest of Seller (whether now or hereafter existing) in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Land or any of it, and all right, title and interest of Seller (whether now or hereafter existing) in and to any award made or to be made as a result or in lieu of condemnation, and in and to any award for damage to the property or any part thereof by reason of casualty (all of the foregoing being included within the term “Land”); and
          (c) all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land,

including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, swimming pools and other recreational facilities, security devices, signs and light fixtures (collectively, the “Improvements”) (the Land and Improvements being collectively referred to as the “Premises”).
     2. PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is Fourteen Million Three Hundred and No/100 Dollars ($14,300,000.00), which shall be paid as follows:
          (a) Earnest Money.
               (i) Within five (5) business days after the execution and delivery of this Agreement by both Purchaser and Seller (the date this Agreement is executed and delivered by both Purchaser and Seller shall be referred to herein as the “Effective Date”), Purchaser shall deliver to First American Title Insurance Company (in such capacity, “Escrowee”), whose address is 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602, Attention: John E. Beckstedt, Jr., the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in the form of a check payable to Escrowee, or a federal funds wire transfer to an account designated by Escrowee, which together with any additional earnest money and any interest earned thereon is referred to in this Agreement as the “Earnest Money”. If Purchaser so directs the Escrowee, Escrowee shall invest the Earnest Money in an interest bearing savings account or short term U.S. Treasury Bills or similar cash equivalent securities. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number, and the interest earned on such funds shall be paid or credited to the party entitled to receive the Earnest Money as provided for in this agreement. The Earnest Money shall be held by Escrowee pursuant to a joint order escrow agreement between Seller and Purchaser in the form attached as Exhibit B hereto (the “Earnest Money Escrow Agreement”). The Earnest Money shall be non-refundable except in the event of failure to close this transaction by reason of a default by Seller or if Purchaser is expressly otherwise entitled to the return of the Earnest Money pursuant to the terms of this Agreement.
               (ii) If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, at Closing (as hereinafter defined), the Earnest Money shall be delivered by the Escrowee to Seller as payment toward the Purchase Price.
          (b) Cash at Closing. At Closing, Purchaser shall pay to Seller the Purchase Price less the Earnest Money plus or minus the adjustments and prorations required by this Agreement; such sum shall be paid by wire transfer of immediately available funds to an account designated by Escrowee (such amount, as adjusted, being referred to herein as the “Cash Balance”). All payments shall be made so as to have been received by Seller (or to be disbursed by Escrowee to Seller) by 4:00 p.m. Chicago (Central) time on the date of the Closing.
     3. OPERATION OF PROPERTY THROUGH CLOSING. Except as otherwise set forth in this Agreement, from the Effective Date through and including the first to occur of (i) the termination of this Agreement or (ii) the Closing Date (as hereinafter defined):

          (a) Except as otherwise provided in this Section 3, Seller shall manage, maintain and operate the Property in accordance with its previous practice and custom.
          (b) Without the prior written consent of Purchaser, Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein, nor shall Seller (i) create or consent to the imposition of any lien, lease or tenancy, encumbrance, easement, reservation, limitation, covenant, condition or restriction upon the Property (other than in the ordinary course of business) or (ii) initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property, other than such action as made for the purpose of maintaining the Property in compliance with such rules and regulations as are applicable to all or any part of the
          (c) Except as provided in Section 4 of this Agreement, Seller agrees that, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed, Seller shall not terminate, modify, extend, amend or renew the Dynapac Lease. Notwithstanding the foregoing, in the event that Purchaser fails to notify Seller in writing of Purchaser’s approval or disapproval of any amendment, modification, renewal or extension of the Dynapac Lease, for which Purchaser’s consent is required under this Section 3(d), within five (5) business days after Seller requests approval of same, Purchaser shall be deemed to have approved any such amendment, modification, renewal or extension of the Dynapac Lease.
     4. LEASES.
          (a) Leaseback. At Closing, Seller and Purchaser shall enter into a lease in substantially the form attached hereto as Exhibit C-1, pursuant to which Seller shall lease the Property from Purchaser for the period commencing on the Closing Date and continuing for ten (10) years upon terms and conditions contained in the lease (the “Master Lease”).
          (b) Dynapac Lease. Purchaser acknowledges that a portion of the Land and buildings located on the Land are currently leased to Dynapac USA Inc. (“Dynapac”) pursuant to that certain Industrial/Warehouse Lease Agreement effective as of April 15, 1996 by and between Seller, as lessor, and Dynapac, as lessee, as amended, modified and renewed from time to time (as so amended, modified and renewed, the “Dynapac Lease”). Seller shall use good faith efforts to cause Dynapac to enter into an agreement whereby Dynapac (i) consents to the entry by Seller and Purchaser into the Master Lease and (ii) agrees that the Dynapac Lease shall automatically convert into a sublease upon Seller’s and Purchaser’s entry into the Master Lease (the “Dynapac Consent”); provided, however, that Seller shall not be obligated to grant any concessions to or agree to any substantive changes in the terms of the Dynapac Lease, including, but not limited to the amount of rent, in order to obtain the Dynapac Consent; provided, however, that at Closing, Purchaser shall enter into a mutually satisfactory non-disturbance agreement with Dynapac (the “Non-Disturbance Agreement”). In the event that Seller is unable to obtain the Dynapac Consent prior to the Closing Date, the parties shall nevertheless proceed with the Closing and enter into the Master Lease, and Purchaser shall assign to the Seller all the rights and obligations of the Lessor under the Dynapac Lease pursuant to the contractual subordination agreement in the form attached hereto as Exhibit E (the “Dynapac Subordination”), and as part of said assignment, Seller shall provide Purchaser complete and absolute indemnification concerning any claim or action of any kind, or nature whether known or unknown, concerning the Dynapac Lease, provided, however, that such indemnity shall not apply to the extent such claim or action arises in connection with the negligence or willful misconduct of Purchaser or if due to Purchaser’s own acts or omissions.
     5. STATUS OF TITLE TO PROPERTY.
          (a) State of Title. At Closing, Seller shall convey to Purchaser the entire fee simple estate in and to the Premises by recordable special warranty deeds, subject only to: (i) those covenants, conditions and restrictions and other exceptions to title of record which are approved or deemed approved hereunder by Purchaser, (ii) the lien of general real estate taxes which are not yet due or payable, (iii) the Dynapac Lease, if applicable, and the Non-Disturbance Agreement with respect to the Dynapac Selma Property, (iv) the Master Lease, (v) the SNDAs (as hereinafter defined), (vi) any matters that would be disclosed by a current survey of the Property and (vii) any title exceptions arising by reason of acts of the Purchaser (the above-enumerated exceptions are collectively referred to as the “Permitted Exceptions”).
          (b) Preliminary Evidence of Title. Seller shall furnish Purchaser, at Seller’s sole cost and expense, with the following documents to evidence the condition of Seller’s title to the Property:
               (i) Within twenty (20) days after the Effective Date, Seller shall furnish to Purchaser a commitment (the “Title Commitment”) for a Texas Owner’s Title Insurance Policy proposing to insure Purchaser and committing to insure the Premises in the amount of the Purchase Price, issued by Chicago Title Insurance Company (in such capacity, the “Title Insurer”).
               (ii) Within twenty (20) days after the Effective Date, Seller shall furnish to Purchaser copies of all documents of record referred to in the Title Commitment (other than those deeds of trust or other security instruments as to which Seller shall be obtaining releases at Closing).
               (iii) Within twenty (20) days after the Effective Date, Seller shall furnish to Purchaser a current ALTA/ACSM plat of survey of the Property (the “Survey”) including a certification addressed to Purchaser, the title company and Purchaser’s lender.
          (c) Title Defects. If the Title Commitment, Survey discloses exceptions to title objectionable to Purchaser, in its reasonable discretion, except for exceptions relating to Seller’s existing financing which Seller shall cause to be removed at Closing, Purchaser shall so notify Seller within ten (10) days following Purchaser’s receipt of the latest to be received of the Title Commitment and the Survey (the “Title Objection Date”), and Seller shall have twenty (20) days from the date of such notice to have each such unpermitted exception to title removed, or to have the Title Insurer commit to insure over such unpermitted exception, or to correct each such other matter. If within such 20-day period, Seller fails to have each such unpermitted exception removed, insured over or corrected as aforesaid, Purchaser may elect within five (5) business days after such twenty (20) day period, as its sole and exclusive remedy in such event, to either (i) terminate this Agreement whereupon this Agreement shall be null and void and of no further force or effect (except for any obligations that expressly survive the termination of this Agreement and/or the Closing), or (ii) elect to accept title to the Property subject to such objectionable exception (with no reduction in the Purchase Price) whereupon such exception(s) which had been objected to shall be deemed approved and shall constitute Permitted Exceptions. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). Any matters disclosed by either the Title Commitment or the Survey and not objected to by Purchaser on or before the Title Objection Date shall be deemed approved by Purchaser and shall constitute Permitted Exceptions.
     6. CLOSING.
          (a) Closing Date. The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement), shall occur at 10:00 a.m. local time at the Chicago loop office of the Escrowee (or at such other location as agreed upon by the parties) on the date that is fifteen (15) days after the expiration of the Inspection Period (as hereinafter defined), or such other date as the parties subsequently agree to upon ten (10) days’ written notice from Purchaser. The Closing shall be subject to the satisfaction of the conditions precedent set forth in Sections 10 and 11 herein, unless waived in writing by the party in whose favor the condition runs. The “Closing Date” shall be the date of Closing.
          (b) Closing Documents.
               (i) Seller. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:
                    (1) special warranty deeds, subject only to the Permitted Exceptions in the form attached hereto as Exhibit D;
                    (2) Seller’s counterparts to the Dynapac Subordination in the form attached hereto as Exhibit E (in the event the Dynapac Consent if not obtained);
                    (3) Seller’s counterparts to the Master Lease;
                    (4) any transferable bonds, warranties or guaranties in Seller’s possession which are in any way applicable to the Property or any part thereof (which may be delivered to Purchaser at the Property);
                    (5) a certification as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended;
                    (6) all keys to any portion of the Premises which are in Seller’s possession (which may be delivered to Purchaser at the Property);
                    (7) a counterpart to the closing statement (the “Closing Statement”) between Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price to be made in accordance herewith; and

                    (8) any additional documents that Purchaser, the Escrowee or the Title Insurer may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
               (ii) Purchaser. Purchaser, or its nominee or assignee, shall deliver or cause to be delivered to Seller at Closing: (a) the Purchase Price; (b) Purchaser’s counterparts to the Dynapac Subordination (if the Dynapac Consent is not obtained) or the Non-Disturbance Agreement (if the Dynapac Consent is obtained); (c) Purchaser’s counterparts to the Master Lease; (d) Purchaser’s counterparts to the Closing Statement; (e) the SNDAs, as required under Section 11(b); and (f) any additional documents that Purchaser, the Escrowee or the Title Insurer may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
          (c) Closing Prorations and Adjustment. Other than rents due under the Master Lease during the month of the Closing, the parties acknowledge and agree that there shall be no proration or adjustments to the Purchase Price. Seller expressly acknowledges that it remains liable for all real estate taxes of any kind or nature assessed against the Property, whether due now or accrued to date, and that it shall pay such taxes when due pursuant to its obligations under the Master Lease.
          (d) Closing Costs. Seller shall be responsible for and shall pay the cost of title insurance premiums for Purchaser’s owners policy including extended coverage, one-half (1/2) of the cost of the Survey, one-half (1/2) of the cost of the Phase I Report (as hereinafter defined), all transfer taxes on the on the deed, and one-half (1/2) of the title company closing escrow fees. Purchaser shall be responsible for and shall pay the cost of all title insurance endorsements (other than for extended coverage), one-half (1/2) of the cost of the Survey, one-half (1/2) of the cost of the Phase I Report, the cost of any lender’s title insurance policy, and recording fees. In addition, all costs of Purchaser’s inspection activities, including engineering, environmental reports and lease and expense audits, shall be paid by Purchaser, except with respect to the Phase I Report as noted above. Seller and Purchaser shall each be responsible for the fees and costs of their respective attorneys. All costs related to the release of any mortgage financing encumbering the Property shall be paid by Seller.
          (e) Possession. Upon Closing, Seller shall deliver to Purchaser full, complete and exclusive possession of the Property, subject only to the Master Lease, the Dynapac Lease and the other Permitted Exceptions.
     7. CASUALTY LOSS AND CONDEMNATION.
     If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or materially damaged by fire or other casualty (that is, damage or destruction in excess of $500,000.00 or which materially impedes access to the Property), Purchaser shall have the option which shall be exercised not later than ten (10) days following the date Purchaser receives written notice of the condemnation or damage, either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or material damage. If Purchaser elects to consummate the transaction contemplated by this Agreement, Purchaser shall be entitled to receive all of the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive all of the proceeds of insurance applicable thereto, and Seller shall, at Closing and thereafter, execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items. If Purchaser elects to proceed with the transaction, Purchaser shall receive a credit against the Purchase Price in the amount of any deductible and, if such loss was uninsured, a credit in an amount equal to the cost of restoration but not to exceed $500,000.00. If Purchaser elects to terminate this Agreement, this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement, except for any obligations that expressly survive the termination of this Agreement and/or the Closing. If there is any other damage or destruction (that is, damage or destruction of $500,000.00 or less, or which does not impede access to the Property), Seller shall either completely repair such damage prior to Closing in a manner reasonably satisfactory to Purchaser or, at Seller’s option, either assign all insurance claims pertaining to such damage or destruction to Purchaser by executing and delivering to Purchaser at Closing and thereafter all required proofs of loss, assignments of claims and other similar items, or allow Purchaser a credit against the Purchase Price in an amount equal to Purchaser’s and Seller’s mutual reasonably estimated cost of repair. If Seller elects to provide an assignment of all insurance claims as provided for in this Section 7, Purchaser shall receive at Closing a credit against the Purchase Price in an amount equal to any deductible(s) applicable thereto. Notwithstanding anything herein to the contrary, Seller shall be entitled to receive and retain, and shall not be required to assign, any insurance proceeds for loss of the rents to have been paid prior to Closing.
     8. REPRESENTATIONS AND WARRANTIES.
          (a) Seller represents and warrants to Purchaser that the following are true, complete and correct as of the date of this Agreement:
               (i) Except as set forth on Exhibit F attached hereto, to the actual knowledge of Seller, Seller has not received from any governmental authority written notice of any violation of any zoning, building, fire or health code or any other statute, ordinance, law, rule or regulation applicable to the Property, or any part thereof, that will not have been corrected prior to Closing.
               (ii) Seller is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance by Seller will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Seller is a party or by which any of the Seller is bound.
               (iii) The individuals executing this Agreement and the instruments referenced herein on behalf of the Seller has the legal power, right, and actual authority to bind the Seller, to the terms and conditions hereof and thereof.
               (iv) Seller has not received any actual written notice of any civil, criminal or administrative suit, claim, hearing, violation, investigation, proceeding or demand against Seller or the Property relating in any way compliance with Environmental Laws. For purposes of this Agreement, the phrase “Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation and any common laws regarding health, safety, radioactive materials, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. § 651, et seq. (“OSHA”), the Clean Air Act, 42 U.S.C. § 7401, et seq. (“CAA”), the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq. (“FWPCA”), the Safe Drinking Water Act, 42 U.S.C. § 3001, et seq. (“SDWA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq. (“EPCRA”), the Endangered Species Act of 1973, 16 U.S.C. § 1531 et seq. (“ESA”), the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq. (“FIFRA”) and other comparable federal, state or local laws, each as amended, and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.
               (v) Seller is not a foreign limited partnership, person or other entity within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended.
               (vi) Seller shall remain fully liable for any Service Contracts affecting the Property which exist at the time of Closing (these obligations will be assumed by Seller as part of its obligations as Tenant under the Master Lease).
          (b) Seller represents and warrants to Purchaser that, as of the Closing, each of the warranties and representations set forth in Section 8(a) above shall be true, complete and correct in all material respects except for changes in the operation of the Property occurring prior to Closing which are specifically permitted by this Agreement. As used in this Agreement, the terms “knowledge” of or “actual knowledge of” or “receipt of written notice by” Seller shall mean the actual knowledge of or notice received by Mike Valentine, after due inquiry of any on-site property manager. Seller shall have no duty to conduct any further inquiry in making such representation and warranties, and no knowledge of or notice to any other person shall be imputed to Seller
          (c) Purchaser understands that, except as otherwise specifically provided herein, any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, to be made available by Seller to Purchaser, will be unaudited financial statements and data not prepared or reviewed by independent public accountants (except to the extent Seller has such audited financial statements or data in its possession or control).
          (d) The foregoing warranties and representations of Seller in this Section 8 shall be deemed to be remade and restated by Seller at Closing and survive the execution and delivery of this Agreement and the Closing for a period of six (6) months after Closing. Seller acknowledges that Purchaser has relied on the representations and warranties made in Section 8(a) as a material inducement for the consummation of this transaction by Purchaser. Subject to Section 8(f) below, in the event Purchaser discovers a material breach of a representation or warranty after Closing, Seller’s maximum liability for damages arising therefrom shall be limited to Purchaser’s actual out-of-pocket damages (and specifically excluding consequential, punitive and exemplary damages) not to exceed an amount equal to $250,000.00.
          (e) Purchaser’s Representations and Warranties.
               (i) Purchaser represents to Seller that it is duly organized, validly existing and qualified and empowered to conduct its business and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance by Purchaser will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Purchaser is a party or by which it is bound.
               (ii) The individual executing this Agreement and the instruments referenced herein on behalf of Purchaser has the legal power, right, and actual authority to bind Purchaser to the terms and conditions hereof and thereof.
               (iii) Purchaser is sophisticated and experienced in the acquisition, ownership and operation of industrial properties similar to the Property, and has full knowledge of all applicable federal, state and local laws, rules, regulations and ordinances in connection therewith.
               (iv) No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.
          (f) In the event that, prior to Closing, Purchaser discovers a material breach of a representation made by Seller contained in this Agreement, Purchaser may, as its sole and exclusive remedy, either terminate this Agreement (in which case Purchaser shall be relieved of any obligations hereunder (except for any obligations that expressly survive the termination of this Agreement and/or the Closing), or waive such breach and proceed to Closing with no reduction in the Purchase Price.
     9. AS-IS CONDITION.
          Except as expressly set forth in Section 8(a), Purchaser acknowledges that Purchaser is acquiring the Property in an “AS IS-WHERE IS” condition and “WITH ALL FAULTS” as of the date of this Agreement and of the Closing. Purchaser acknowledges that no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, employee, person, firm, agent or representative acting or purporting to act on behalf of Seller as to the physical or environmental condition of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. Purchaser agrees to take the Property subject to its existing condition, with full knowledge that if any remedial or preservation work is required in order to conform the Property to the requirements of applicable laws and regulations, Purchaser agrees to assume such sole responsibility upon the Closing.

Further, to the extent that Seller has provided to Purchaser information from any inspection, engineering or environmental reports concerning the Property, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports. Purchaser agrees and acknowledges that it has relied and shall rely solely upon the results of Purchaser’s own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been provided by Seller to Purchaser.
     10. PURCHASER’S CONDITIONS PRECEDENT. At the option of Purchaser, the obligations of Purchaser under this Agreement are contingent and conditional upon any one or more of the following, the failure of any of which shall, at the request of Purchaser and as its sole remedy, render this Agreement null and void (except for any obligations that expressly survive the termination of this Agreement and/or the Closing):
          (a) During the period commencing on the Effective Date and ending at 5:00 p.m. (E.S.T.) on the thirtieth (30th) day after the Effective Date (the “Inspection Period”), subject to the terms and conditions of Section 15(a) below, Purchaser shall have the right to conduct a Phase I Site Assessment of the Property (the “Phase I Report”). If Purchaser determines in its reasonable discretion that the Phase I Report indicates a violation of an Environmental Law or other material issue, Purchaser may terminate this Agreement by notifying Seller in writing prior to the expiration of the Inspection Period, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any rights or obligations under this Agreement (other than any obligations which that expressly survive the termination of this Agreement). Purchaser’s failure to terminate this Agreement prior to the expiration of the Inspection Period shall be deemed a waiver by Purchaser of its right to terminate this Agreement pursuant to this Section 10(a).
          (b) Seller shall have duly performed in all material respects each and every covenant and agreement to be performed by Purchaser pursuant to this Agreement and Seller’s representations, warranties and covenants shall be true and correct in all material respects as of the Closing Date.
          (c) The Title Insurer shall be prepared to issue an TLTA Owner’s Title Insurance Policy (or marked commitment therefor) insuring fee simple title to the Premises in Purchaser in the amount of the Purchase Price subject only to the Permitted Exceptions.
          (d) Seller shall have delivered to Purchaser, at or before Closing, an estoppel certificate from Dynapac under the Dynapac Lease in a form reasonably approved by Purchaser’s lender.
     11. SELLER’S CONDITIONS PRECEDENT. At the option of Seller, the obligations of Seller under this Agreement are contingent and conditional upon any one or more of the following, the failure of which shall, at the request of Seller, render this Agreement null and void:
          (a) Purchaser shall have duly performed in all material respects each and every covenant and agreement to be performed by Purchaser pursuant to this Agreement and

Purchaser’s representations, warranties and covenants shall be true and correct in all material respects as of the Closing Date.
          (b) With respect to the Master Lease, Purchaser will have delivered to Seller subordination, nondisturbance and attornment agreements (collectively, the “SNDAs”) from Purchaser’s lender, if any, in a form mutually acceptable to Seller and Purchaser’s lenders.
     12. CONTINGENCY.
          Seller and Purchaser hereby acknowledge and agree that Seller’s obligation to sell the Property to Purchaser in accordance with the terms of this Agreement, and Purchaser’s corresponding obligation to purchase the Property from Seller in accordance with the terms of this Agreement, is expressly contingent upon the prior closing on the sale by Purchaser of all of the following properties (collectively, the “Additional Properties”): (i) those certain tracts of real estate commonly known as 2299 Busse Road, Elk Grove Village, Cook County Illinois and 1717 Arthur Avenue, Elk Grove Village, Cook County, Illinois, and (iii) that certain tract of real estate commonly known as 300 East Touhy Road, Des Plaines, Cook County, Illinois.
     13. BROKERAGE.
          Each party represents and warrants to the other party that it has dealt with no broker or finder in connection with this transaction. Each party indemnifies and holds the other party harmless from and against any and all other claims of all brokers and finders claiming by, through or under said party and in any way related to the sale and purchase of the Property pursuant to this Agreement, including, without limitation, attorneys fees incurred by the other party in connection with such claims. The obligations of the parties under this Section 13 shall survive the termination of this Agreement and the Closing.
     14. DEFAULTS AND REMEDIES
          (a) Notwithstanding anything to the contrary contained in this Agreement, if after Seller defaults under this Agreement, at Purchaser’s option, Purchaser may elect as its sole remedy (i) to terminate this Agreement, whereupon this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement with no reduction in the Purchase Price, except for any obligations that expressly survive the termination of this Agreement and/or the Closing, or (ii) Purchaser may sue Seller for specific performance of the sale of the Property in accordance with the terms of this Agreement.
          (b) Notwithstanding anything to the contrary contained in this Agreement, if Purchaser defaults under this Agreement, the Earnest Money shall be forfeited to Seller as liquidated damages, which shall be Seller’s sole and exclusive remedy at law or equity against Purchaser, and neither party shall have any rights or obligations under this Agreement (other than the Surviving Obligations). Seller and Purchaser acknowledge and agree that (1) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (3) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (4) the Earnest Money shall be and constitute valid liquidated damages and not a penalty.
     15. MISCELLANEOUS
          (a) Entry upon Property; Restoration; Indemnity.
               (i) At any time prior to the Closing, Purchaser and its agents or representatives shall have the right to enter upon the Property upon forty-eight (48) hours’ prior notice (except as otherwise set forth herein) and during normal business hours for the purpose of examining, inspecting and testing the Property; provided that (i) no such entry upon the Property shall interfere with the operations of Seller’s business on the Property or the rights of tenants, and (ii) Purchaser furnishes Seller with a certificate of insurance insuring Seller against loss by reasons of matters set forth in the following sentence. Purchaser hereby agrees to pay, protect, defend, indemnify and save Seller harmless against all liabilities, obligations, claims (including mechanic’s lien claims), damages, penalties, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against Seller involving either bodily injury or property damage in connection with or arising out of the entry by Purchaser or its agents or representatives upon the Premises, either prior to or after execution and delivery of this Agreement and caused by Purchaser’s employees, agents or independent contractors and the actions of such persons on the Premises. In the event any part of the Property is or has been damaged or excavated by Purchaser, its employees, agents or independent contractors, Purchaser agrees to return the Property to its condition immediately prior to such damage or excavation. Any inspection of units shall be made during ordinary business hours upon forty-eight (48) hours’ prior written notice to Seller, subject to rights under the Leases. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall have no right to conduct any Phase II environmental audit or other intrusive testing on the Property. Purchaser acknowledges and agrees that except as expressly set forth in Section 10(a) above, Purchaser shall have no right to terminate this Agreement as a result of any such inspection.
               (ii) Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that all information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents or representatives (the “Proprietary Information”) is confidential and shall not be disclosed by Purchaser to any other person except to those assisting Purchaser with the transaction, or to Purchaser’s lender, if any, and then only upon Purchaser making such person aware of this confidentiality restriction and procuring such person’s agreement to be bound thereby, or to a court of competent jurisdiction as required by law or court order. In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller all Proprietary Information. Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing or as may be required by law.

               (iii) Notwithstanding any provision to the contrary herein, including, without limitation, any provision stating that this Agreement shall become null and void, Purchaser’s obligations under this Section 15(a) shall survive the expiration or termination of this Agreement, and shall survive Closing.
          (b) Assignment. Neither party hereto shall assign or transfer its interest in this Agreement except Purchaser may assign or otherwise transfer its interest under this Agreement in the furtherance of a like-kind exchange under Section 1031 of the Internal Revenue Code. Notwithstanding anything to the contrary herein, in no event shall any such assignment hereof relieve the assignor of its obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns. Notwithstanding anything to the contrary herein, Purchaser, upon written notice provided to Seller at least two (2) business days prior to the Closing, may cause Seller to convey the Property to one or more land trusts of which Arthur/Busse and Touhy, together or individually, are the sole beneficiaries.
          (c) Entire Agreement. This Agreement constitutes the entire agreement between Seller and Purchaser with respect to the Property and shall not be modified or amended except in a written document signed by Seller and Purchaser. Any prior agreement or understanding between Seller and Purchaser concerning the Property is hereby rendered null and void.
          (d) Time is of the Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.
          (e) Headings. The headings of this Agreement are for convenience of reference only and do not in any way limit or amplify the terms and provisions hereof.
          (f) Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
          (g) Legal Fees. In the event of a default by either party of its obligations under this Agreement, the prevailing party in any action or proceeding in any court in connection therewith (including any action for specific performance) shall be entitled to recover from such other party its costs and expenses, including reasonable legal fees and associated court costs.
          (h) Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed effective when (i) delivered personally or (ii) sent by certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at the address specified in this subparagraph, (iii) sent by facsimile transmission, provided that receipt for such facsimile is verified by the sender and followed by notice sent in accordance with one of the other means set forth herein, or (iv)

deposited into the custody of a recognized overnight courier or delivery service (such as Federal Express), addressed as follows:

If to Seller:	John B. Sanfilippo & Son, Inc.
2299 Busse Road
Elk Grove Village, Illinois 60007
Attention: Mathias Valentine
Fax: 847/593-9608

With a copy to:	Jenner & Block LLP
One IBM Plaza
330 North Wabash Avenue
Chicago, Illinois 60611
Attention: Donald I. Resnick
Fax: 312/840-7656

If to Purchaser:	Arthur/Busse Limited Partnership
300 East Touhy Limited Partnership
2299 Busse Road
Elk Grove Village, Illinois 60007
Attention: Jeff Sanfilippo
Fax: 847/593-9608

With a copy to:	Stahl, Cowen, Crowley, LLC
55 W. Monroe St
Suite 500
Chicago, Illinois 60603
Attn: Lauane C. Addis
Fax: 312/641-6959
               (i) Governing Law. This Agreement shall be governed and interpreted in accordance with the internal laws of the State of Illinois.
               (j) Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.
               (k) Tax-Deferred Exchange. Seller agrees to cooperate with Purchaser to effectuate a tax deferred like kind exchange (an “Exchange”) with respect to the acquisition of the Property as part of a so-called tax deferred exchange (“Purchaser’s Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that (i) except as hereinafter set forth, all costs, fees and expenses attended to such Purchaser’s Exchange shall be the sole responsibility of Purchaser, except for Seller’s attorneys’ fees, (ii) the closing shall not be delayed or affected by reason of such Purchaser’s Exchange nor shall the consummation or accomplishment of the Purchaser’s Exchange be a condition precedent or condition subsequent to Purchaser’s obligation under this Agreement, in the event of any such Purchaser’s Exchange and notwithstanding that in connection with such Purchaser’s Exchange, Purchaser’s rights to acquire the property may be conveyed by Purchaser to an accommodation entity, all representations, warranties, covenants and agreements of Purchaser pursuant to this Agreement shall be deemed to be made by Purchaser, shall survive any conveyance to an accommodation party, shall continue in favor of and in order of the benefit of Seller and shall be enforceable by Seller against Purchaser, as though the Property had been conveyed directly by Seller to Purchaser, all in accordance with the terms of this Agreement, and (v) the Purchaser’s Exchange shall in no way reduce, abridge or modify any of Purchaser’s obligations or duties, or any of Seller’s right or remedies hereunder. Seller will have no liability to Purchaser in the event the Purchaser’s Exchange is not consummated or in the event Purchaser does not achieve the desired tax treatment.
               (l) No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.
               (m) Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.
               (n) Exhibits. The following exhibits are acknowledged to be attached to and form a part of this Agreement:

Exhibit A	Legal Description of the Land
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Master Lease
Exhibit D	Form of Special Warranty Deed
Exhibit E	Form of Dynapac Subordination
Exhibit F	Code Violation Notices
     16. REPRESENTATIONS. WARRANTIES AND COVENANTS WITH RESPECT TO THE USA PATRIOT ACT. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (as amended, the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated into this paragraph.
               (a) Purchaser hereby represents and warrants to Seller and Seller hereby represents and warrants to Purchaser that each and every “person” or “entity” affiliated with the respective party or that has an economic interest in the respective party or that has or will have an interest in the transaction contemplated by this Agreement or in any property that is the subject matter of this Agreement or will participate, in any manner whatsoever, in the purchase of the Property, is:
                         (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224;

               (ii) in full compliance with the requirements of the Patriot Rules and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”);
               (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Rules and available to Seller for Seller’s review and inspection during normal business hours and upon reasonable prior notice;
               (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Rules;
               (v) not listed as a Specially Designated Terrorist or as a blocked person on any lists maintained by the OFAC pursuant to the Patriot Rules or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Rules or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Rules;
               (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Rules; and
                    (1) not owned or controlled by or now acting and or will in the future act for or on behalf of any person or entity named in the Annex or any other list promulgated under the Patriot Rules or any other person who has been determined to be subject to the prohibitions contained in the Patriot Rules.
               (vii) Each party covenants and agrees that in the event it receives any notice that it or any of its beneficial owners or affiliates or participants become listed on the Annex or any other list promulgated under the Patriot Rules or indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, the party receiving the notice shall immediately notify the other and, in such event, this Agreement shall automatically be deemed terminated, in which event all Earnest Money shall be returned to Purchaser and the parties shall have no further rights or obligations under this Agreement, except for all other rights, liabilities or obligations that survive a termination of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first written above.

SELLER:	JOHN B. SANFILIPPO & SON, INC., a Delaware corporation

	By:	/S/ William R. Pokrajac
	Name:	William R. Pokrajac
	Its:	V. P. of Finance

PURCHASER:	ARTHUR/BUSSE LIMITED PARTNERSHIP, an Illinois limited partnership

	By:	/S/ Mathias A. Valentine
	Name:	Mathias Valentine
	Its:	Vice President, Arthur/Busse Properties,
Inc., an Illinois Corporation, as General Partner

300 EAST TOUHY LIMITED PARTNERSHIP, an Illinois limited partnership

	By:	/S/ Mathias A. Valentine
	Name:	Mathias Valentine
	Its:	Vice President, Touhy Properties, Inc., an Illinois Corporation, as General Partner

EXHIBIT A
Legal Description of Land
ALL OF THAT CERTAIN PARCEL OR TRACT OF LAND OUT OF THE TOREBIA HERRERA SURVEY NO. 68, CITY OF SELMA, GUADALUPE COUNTY, TEXAS; BEING ALL OF LOT 1, BLOCK 1, MARK INDUSTRIES, A SUBDIVISION AS RECORDED IN VOLUME 4, PAGE 237 OF THE PLAT RECORDS OF GUADALUPE COUNTY, TEXAS AND A PORTION OF A 102.00-ACRE TRACT AS CONVEYED TO MARK INDUSTRIES BY DEEDS RECORDED IN VOLUME 627, PAGE 44 OF THE DEED RECORDS OF GUADALUPE COUNTY, TEXAS AND VOLUME 318, PAGE 152 OF THE DEED RECORDED OF COMAL COUNTY, TEXAS; AND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:
BEGINNING at a 1/2” iron rod found on the northwest right-of-way line of Interstate Highway 35 at the most southerly east corner of the above described Lot 1, said iron rod found also being the most southerly corner of a 3.00-acre tract as conveyed to Ditch Witch Company of Central Texas, Inc. by deed recorded in Volume 569, Page 288 of the Deed Records of Guadalupe County, Texas, for the most southerly east corner and POINT OF BEGINNING of the herein described tract;
THENCE, with the northwest right-of-way line of Interstate Highway 35, the following two (2) courses:
     1) S 60°19’41” W a distance of 263.22 feet to a concrete right-of-way monument found at an angle point; and
     2) S 56°54’24” W a distance of 21.51 feet to a 1/2” iron rod set with cap stamped TERRA FIRMA at the most easterly corner of a 5.789-acre tract for the most southerly corner of this tract;
THENCE, with the northeast line of said 5.789-acre tract, N 29°25’33” W a distance of 671.55 feet to a 1/2” iron rod set with cap stamped TERRA FIRMA for an inside corner of this tract;
THENCE with the northwest line of said 5.789-acre tract along a chain link fence, S 60°13’17” W a distance of 370.00 feet to a 1/2” iron rod set with cap stamped TERRA FIRMA at a fence corner post on the northeast line of Lot 3, Block 1, Olympia Business Park, Unit-1, a subdivision as recorded in Volume 4, Page 234 of the Plat Records of Guadalupe County, Texas for an outside corner of this tract;
THENCE, with the northeast line of said Olympia Business Park, Unit-1, a 1.9513-acre tract as conveyed to Snap-On Tools Corporation by deed recorded in Volume 713, Page 667 of the Official Records of Guadalupe County, Texas and the remaining portion of a 88.238-acre tract as conveyed to H.B. Zachry Properties, Inc. by deed recorded in Volume 482, Page 806 of the Deed Records of Guadalupe County, Texas along a chain link fence, N 29°31’21” W a distance of 1144.91 feet to a 1/2” iron rod found at the most easterly corner of Lot 5, Block 1 of Olympia

Exhibit A

Business Park Unit-5, a subdivision as recorded in Volume 5, Page 123-A of the Plat Records of Guadalupe County, Texas for the most westerly corner of this tract;
THENCE, with a chain link fence, N 60°10’08” E, pass a point at the most westerly corner of said Lot 1, Block 1, Mark Industries at 508.88 feet, and continuing on with the northwest line of said Lot 1, Block 1, Mark Industries for a total distance of 1371.62 feet to a 1/2” iron rod at the most southerly corner of a 6.225-acre tract as conveyed to Johanna A. and Alfred A. Wiley by deed recorded in Volume 204, Page 846 of the Deed Records of Comal County, Texas;
THENCE, with the northwest line of said Lot 1, Block 1, Mark Industries, the following two (2) courses:
     1) N 60°22’01” E a distance of 175.16 feet to a 1/2” iron rod set at an angle point; and
     2) N 60°13’17” E a distance of 179.36 feet to a 1/2” iron rod found for the most northerly corner of this tract;
     THENCE, with a northeast line of said Lot 1, Block 1, Mark Industries, the following three (3) courses:
     1) S 29°49’35” E a distance of 562.30 feet to a 1/2” iron rod set at an angle point;
     2) S 30°04’01” E a distance of 466.93 feet to 1/2” iron rod found at an angle point; and
     3) S 28°52’38” E a distance of 123.35 feet to a 1/2” iron rod found at the most northerly corner of a 2.7769-acre tract as conveyed to Jeanne E. and Paul H. King by deed recorded in Volume 903, Page 969 of the Deed Records of Guadalupe County, Texas, for the most easterly corner of this tract;
THENCE, with the northwest line of said King 2.7769-acre tract and the northwest line of a 2.716-acre tract as conveyed to Paul King by deed recorded in Volume 531, Page 510 of the Deed Records of Guadalupe County, Texas along a chain link fence, S 60°05’20” W a distance of 359.77 feet to a 1/2” iron rod found at the most westerly corner of said King 2.716-acre tract, said iron rod found also being the most northerly corner of a 4.954-acre tract as conveyed to Beryl E. Cudworth by deed recorded in Volume 418, Page 240 of the Deed Records of Guadalupe County, Texas;
THENCE, with the northwest line of said Cudworth 4.954-acre tract along a chain link fence, S 60°13’47” W a distance of 323.65 feet to a 1/2” iron rod found at the most westerly corner of said Cudworth 4.954-acre tract, said iron rod found also being on the northeast line of a 3.339-acre tract as conveyed to G.R.P. Properties, Inc. by deed recorded in Volume 712, Page 259 of the Deed Records of Guadalupe County, Texas, for an outside corner of this tract;

Exhibit A

THENCE, with the northeast line of said G.R.P. Properties 3.339-acre tract along a chain link fence, N 30°05’07” W a distance of 25.03 feet to a 1/2” iron rod found for an inside corner of this tract;
THENCE, with the northwest line of said G.R.P. Properties, Inc. 3.339-acre tract along a chain link fence, S 60°10’03” W a distance of 208.99 feet to a 1/2” iron rod found at the most westerly corner of said G.R.P. Properties, Inc. 3.339-acre tract, said iron rod found also being the most northerly corner of said Ditch Witch Company of Central Texas, Inc. 3.00-acre tract;
THENCE, with the northwest line of said Ditch Witch Company of Central Texas, Inc. 3.00-acre tract along a chain link fence, S 59°22’30” W a distance of 189.55 feet to a 1/2” iron rod set for an inside corner of this tract;
THENCE, with the southwest line of said Ditch Witch Company of Central Texas, Inc. 3.00-acre tract along a chain link fence, S 29°49’14” E a distance of 685.19 feet to the POINT OF BEGINNING, and containing 49.801 acres of land, more or less.
Together with an Ingress and Egress Easement as described in the Deeds recorded in Volume 622, Page 610 and in Volume 627, Page 44 of the Deed Records of Guadalupe County, Texas.

Exhibit A

EXHIBIT B
Form of Escrow Agreement
EARNEST MONEY ESCROW AGREEMENT

ESCROW NO.	DATE: , 2006
     1. The accompanying $100,000.00 is deposited with Chicago Title Insurance Company, as Escrowee, to be delivered by it upon the joint order of the undersigned or their respective legal representatives or assigns.
     2. Escrowee is hereby expressly authorized to disregard, in its sole discretion, any and all notices or warnings given by any of the parties hereto, or by any other person or corporation, but the said Escrowee is hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any court with or without jurisdiction, and in case the said Escrowee obeys or complies with any such order, judgment or decree of any court it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being entered without jurisdiction or being subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this escrow, to which said Escrowee is or may at any time become a party, the undersigned jointly and severally agree to pay said Escrowee upon demand any and all costs, fees and expenses (including attorneys’ fees, whether such attorneys shall be regularly retained or specifically employed) which it may incur or become liable for on account thereof.
     3. In no case shall the above-mentioned deposits be surrendered except on an order signed by both of the parties hereto, their respective legal representatives or assigns, or in obedience of the process or order of court as aforesaid.
     4. Deposits made pursuant to these instructions may be invested on behalf of any party or parties thereto in an interest-bearing savings account or short-term U.S. Treasury bills or similar cash equivalents, provided, that any direction to Escrowee for such investment shall be expressed in writing, and also provided that you are in receipt of the taxpayer’s identification number and investment forms as required. Earnings arising from the investment of funds deposited hereunder, less the cost of making such investment, shall be paid to or for the account of Purchaser at such time as the funds deposited hereunder are surrendered by Escrowee in accordance with the terms of this Agreement. Escrowee will, upon request, furnish information concerning its procedures and fee schedules for investment.
     5. Except as to deposits of funds for which Escrowee has received express written direction concerning investment or other handling, the parties hereto agree that the Escrowee shall be under no duty to invest or reinvest any deposits at any time held by it hereunder; and, further, that Escrowee may commingle such deposits with other deposits or with its own funds in the manner provided for under applicable law. Provided, however, nothing herein shall diminish Escrowee’s obligation to apply the full amount of the deposits in accordance with the terms of this Agreement.

Exhibit B - 1

     6. In the event the Escrowee is requested to invest deposits hereunder, Escrowee is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of these escrow instructions, unless Escrowee shall act in a negligent manner.
     7. Escrow fee of $___ is to be charged one-half to Seller and one-half to Purchaser.
     8. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by facsimile transmission, or by overnight courier (such as Federal Express), addressed as follows:

If to Seller:	John B. Sanfilippo & Son, Inc.
2299 Busse Road
Elk Grove Village, Illinois 60007
Attention: Jeff Sanfilippo
Fax: 847/593-9608

With a copy to:	Jenner & Block LLP
One IBM Plaza
330 North Wabash Avenue
Chicago, Illinois 60611
Attention: Donald I. Resnick
Fax: 312/840-7656

If to Purchaser:	Arthur/Busse Limited Partnership
300 East Touhy Limited Partnership
2299 Busse Road
Elk Grove Village, Illinois 60007
Attention: Matthias Valentine
Fax: 847/593-9608

With a copy to:	Stahl, Cowen, Crowley, LLC
55 W. Monroe St
Suite 500
Chicago, Illinois 60603
Attn: Lauane C. Addis
Fax: 312/641-6959

If to Escrow Agent:	First American Title Insurance Company
30 North LaSalle Street
Suite 310
Chicago, Illinois 60602
Attention: John E. Beckstedt, Jr.
Fax: 312/553-0480

Exhibit B - 2

All notices given in accordance with the terms hereof shall be deemed given and received when delivered. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section.
     9. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit B - 3

SELLER:

WITNESSES:	JOHN B. SANFILIPPO & SON, INC., a Delaware corporation

By:

Name:

Its:

PURCHASER:

WITNESSES:	ARTHUR/BUSSE LIMITED PARTNERSHIP, an Illinois limited partnership

By:

Name:

Its:

WITNESSES:	300 EAST TOUHY LIMITED PARTNERSHIP, an Illinois limited partnership

By:

Name:

Its:

Accepted and Agreed this ___ day of                                          , 2006:
First American Title Insurance Company,
as Escrow Agent

By:

Name:

Title:

Exhibit B - 4

EXHIBIT C
Form of Master Lease
[See Attached]

Exhibit C - 1

EXHIBIT D
Form of Special Warranty Deed

THIS INSTRUMENT PREPARED BY
AND:

Donald I. Resnick, Esq.
Jenner & Block LLP
One IBM Plaza
Chicago, Illinois 60611

AFTER RECORDING RETURN TO:

Ted A. Meyers, Esq.
Foot, Meyers, Mielke & Flowers, LLC
416 South Second Street
Geneva, Illinois 60134

Above Space for Recorder’s Use Only
SPECIAL WARRANTY DEED

STATE OF TEXAS	§ §	KNOW ALL MEN BY THESE PRESENTS THAT:
COUNTY OF BEXAR	§
JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (whether one or more, “Grantor”), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable consideration paid by                                       (“                             ”), and                                                , a[n]                             (“                  ”) (             and                            are referred to herein together as “Grantee”), the receipt and sufficiency of which are hereby acknowledged and confessed, subject to the exceptions, liens, encumbrances, terms and provisions hereinafter set forth and described, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does hereby GRANT, BARGAIN, SELL and CONVEY, unto Grantee, as tenants in common, all of that certain lot, tract or parcel of land situated in Bexar County, Texas, and being more particularly described in Exhibit “A”, attached hereto and incorporated herein by reference for all purposes, together with (i) any and all improvements located thereon; (ii) any and all appurtenant easements or rights of way affecting said real property and any of Grantor’s rights to use same; (iii) all right, title and interest of Grantor, if any, in and to rights of ingress and egress to and from said real property along with the rights to use same; (iv) all right title and interest of Grantor, if any, in and to all mineral rights and interests relating to said real property (present and reversionary); (v) all right, title and interest of Grantor, if any, in and to the present or future use of wastewater, wastewater capacity, drainage, water or other utility facilities to the extent same pertain to or benefit said real property or the improvements located thereon; and (vi) all right, title and interest of Grantor, if any, in and to (a) any and all roads, streets, alleys and ways (open or proposed) affecting, crossing, fronting or bounding said real property, (b) any and all

Exhibit D - 1

strips, gores or pieces of property abutting, bounding or which are adjacent or contiguous to said real property (whether owned or claimed by deed, limitations or otherwise), (c) any and all air rights relating to said real property, and (d) any and all reversionary interests in and to said real property (hereinafter collectively referred to as “Property”); it being expressly understood and agreed that              ’s and                     ’s undivided ownership in the Property is hereby allocated as follows: (i) 50% to                                          and (ii) 50% to                             .
     This conveyance is made subject and subordinate to the encumbrances and exceptions (“Permitted Exceptions”) described in Exhibit “B” attached hereto and incorporated herein by reference for all purposes.
     TO HAVE AND TO HOLD the Property, subject to the Permitted Exceptions as aforesaid, unto Grantee, as tenants in common, and Grantee’s successors and assigns, forever; and Grantor does hereby bind Grantor, and Grantor’s successors and assigns, to WARRANT and FOREVER DEFEND, all and singular, the Property, subject to the Permitted Exceptions unto Grantee, and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise.
     Grantee, by its acceptance hereof, does hereby assume and agree to pay any and all ad valorem taxes and special assessments pertaining to the Property for calendar year 200___ and subsequent years, there having been a proration of ad valorem taxes for the current calendar year between Grantor and Grantee.

GRANTEE’S ADDRESS FOR TAX NOTICES:

Attention:

[the remainder of this page intentionally left blank]

Exhibit D - 2

     IN WITNESS WHEREOF, the undersigned has executed this Special Warranty Deed as of this ___ day of ___, 200___.

GRANTOR:	JOHN B. SANFILIPPO & SON, INC., a Delaware corporation

By:

Name:

Its:

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF _______________	)
I,                                                             , a notary public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that                                         , personally known to me to be                                          of John B. Sanfilippo & Son, Inc., a Delaware corporation, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as                                          of said corporation, as his free and voluntary act and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.
     GIVEN under my hand and official seal this                      day of                                         , 200___.

My Commission Expires:

Notary Public
{SEAL}

Exhibit D - 3

Exhibit A To Exhibit D
Legal Description

Exhibit D - 4

Exhibit B To Exhibit D
Permitted Exceptions

Exhibit D - 5

EXHIBIT E
Form of Dynapac Subordination
ASSIGNMENT AND ASSUMPTION AND CONTRACTUAL SUBORDINATION OF DYNAPAC LEASE
          THIS ASSIGNMENT AND ASSUMPTION AND CONTRACTUAL SUBORDINATION OF DYNAPAC LEASE (this “Agreement”) is made and entered into as of this                      day of                                         , 2006 by and among JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (“JBSS”), and ARTHUR/BUSSE LIMITED PARTNERSHIP, an Illinois limited partnership (“Arthur/Busse”), and 300 EAST TOUHY LIMITED PARTNERSHIP, an Illinois limited partnership (“Touhy” and together with Arthur/Busse, the “Partnerships”).
WITNESSETH:
          A. JBSS and the Partnerships are parties to that certain Agreement for Purchase of Real Estate and Related Property dated as of                                         , 2006 (the “Purchase Agreement”), relating to the sale and purchase of certain real estate located in Selma, Texas (the “Property”) and other property.
          B. JBSS is lessor under that certain Industrial/Warehouse Lease Agreement effective as of April 15, 1996, as amended, modified and renewed from time to time, with Dynapac USA Inc. (“Dynapac”), pursuant to which Assignor leases a portion of the Property to Dynapac (as so amended, modified, and renewed, the “Dynapac Lease”).
          C. Pursuant to said Purchase Agreement, JBSS and the Partnerships entered into a Master Lease of the Property (the “Master Lease”).
          D. The Master Lease includes and encompasses the premises currently leased by JBSS to Dynapac under the Dynapac Lease.
          E. The Purchase Agreement provides that in the event JBSS is unable to obtain Dynapac’s consent to treating its lease as a sublease with JBSS, then JBSS shall assign the Dynapac Lease to the Partnerships and the parties will agree to a contractual subordination of the Dynapac Lease to the Master Lease.
          F. The parties to this Agreement intend that for all purposes as between themselves that the Dynapac Lease shall be subordinate to the Master Lease and treated as a sublease from JBSS to Dynapac.
          NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, JBSS and the Partnerships hereby agree as follows:

Exhibit E - 1

          1. Capitalized Terms. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.
          2. Assignment. As of the date hereof (the “Effective Date”), subject to the terms of this Agreement, JBSS does hereby sell, assign, transfer, convey and deliver unto the Partnerships, its successors and assigns, all of its right, title and interest in, to and under the Dynapac Lease.
          3. Assumption. As of the Effective Date, subject to the terms of this Agreement, the Partnerships hereby accept such assignment of the Lease and agrees to be bound by, and to keep, observe and perform, the terms, covenants and conditions of the Dynapac Lease.
          4. Contractual Subordination. During the term of the Master Lease, despite the assignment and assumption of the Dynapac Lease as provided in Sections 2 and 3 above, the parties agree that JBSS hereby contractually assumes:
a.	All rights of the landlord under the Dynapac Lease (including, without limitation, the right to collect and receive for its own account all rents and other sums due under said Dynapac Lease, to enforce all obligations of Dynapac under the Dynapac Lease, and to pursue all remedies available to the landlord thereunder in the event of a default by Dynapac); and

b.	All obligations of the landlord under the Dynapac Lease (including, without limitation, all obligations existing prior to the purchase of the Property by the Partnerships).
          5. Cooperation by the Partnerships. The Partnerships hereby agree to cooperate with and assist JBSS in enforcing the Dynapac Lease, including, without limitation enforcing all obligations of Dynapac under the Dynapac Lease, exercising any rights and obligations of landlord under the Dyanpac Lease, and implementing all decisions made by JBSS with respect to the Dynapac Lease, provided, however, that the Partnerships shall not be required to incur any costs or expenses in connection therewith.
          6. Indemnification of the Partnerships. Except to the extent arising out of the negligence or willful misconduct of the Partnerships or their directors, officers, members, partners, shareholders, affiliates, employees, successors or assigns, JBSS shall indemnify, defend and hold harmless the Partnerships and its directors, officers, members, partners, shareholders, affiliates, agents, employees, successors and assigns from and against any and all loss, damage, cost, liability, expense, claim, suits, or proceedings (including, without limitation, reasonable attorneys’ fees, paralegal fees and costs) attributable to any obligations and liabilities that arise or accrue under the Dynapac Lease prior to the expiration or earlier termination of the Master Lease, whether occurring prior to or after the Effective Date.
          7. Further Assurances. Each party hereto, on behalf of itself and its successors and assigns, agrees to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers,

Exhibit E - 2

conveyances, powers of attorney and assurances that may be reasonably requested by the other party hereto to more fully complete and perform the transactions contemplated by this Agreement.
          8. Successor and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.
          9. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, relating to said subject matter.
          10. Modification. This Agreement may not be amended or modified in any manner except by a written agreement executed by each of the parties hereto.
          11. Waiver. Neither party hereto shall be deemed to have waived any right, power or privilege under this Agreement unless such waiver shall have been expressed in a written instrument signed by the waiving party. The failure of any party hereto to enforce any provision of this Agreement shall in no way be construed as a waiver of such provision or a right of such party to thereafter enforce such provision or any other provision of this Agreement.
          12. Governing Law. This Agreement and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflicts of laws provisions.
          13. Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Assignor and Assignee have contributed substantially and materially to the preparation of this Agreement.
          14. Severability. If any provision of this Agreement is held to be invalid or unenforceable, then, to the extent that such invalidity or unenforceability shall not deprive either party of any material benefit intended to be provided by this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.
          15. Captions. The captions of this Agreement are for convenience of reference only and do not in any way limit or amplify the terms hereof.
          16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.
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Exhibit E - 3

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption and Contractual Subordination of Dynapac Lease to be executed as of the day and year first above written.

JBSS:

JOHN B. SANFILIPPO & SON, INC., a Delaware corporation

By:

Name:

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PARTNERSHIPS:
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Name:

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Exhibit E - 4

EXHIBIT F
Schedule of Code Violations
None.

Exhibit F - 1